Mail Stop 3561

								July 7, 2005

Via Fax & U.S. Mail

Mr. James B. Druck
Chief Executive Officer
Southwest Casino Corporation
2001 Killebrew Drive, Suite 350
Minneapolis, MN 55425

Re:	Southwest Casino Corporation
      Form 10-KSB for the Fiscal Year Ended December 31, 2004
      Form 10-QSB for the Fiscal Quarter Ended March 31, 2005
      File No. 000-50572

Dear Mr. Druck:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

								Sincerely,



								Michael Fay
								Branch Chief Accountant

cc:	Thomas E. Fox, CFO
	(952) 853-9991